UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2005

                 Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)
Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Taylor Capital Group, Inc. Salary Continuation Following Death Benefit

On June 14, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Taylor Capital Group, Inc. (the "Company") agreed to provide a salary continuation benefit for each of Jeffrey W. Taylor, Chairman and Chief Executive Officer, and Bruce W. Taylor, President and Chief Executive Officer of Cole Taylor Bank, an Illinois banking corporation and a wholly-owned subsidiary of the Company, (each, an "Executive Officer" and collectively, the "Executive Officers"). Under the arrangement, in the event of the death of an Executive Officer, the Company would pay to such Executive Officer's spouse, family, or estate, a salary continuation benefit. The benefit would be in the amount of one times the Executive Officer's base salary at the time of his death, payable in twelve equal monthly installments. The first installment would be paid to the Executive Officer's spouse, family or estate as soon as possible following his death, and the remaining eleven installments would be paid during the first week of each month thereafter. An Executive Officer must be an active employee at time of his death to be eligible for this salary continuation benefit.

The Company intends to fund the salary continuation benefit from proceeds of 20-year term key man life insurance policies purchased by the Company in late 2004. In the event an Executive Officer is eligible for the salary continuation benefit after the key man life insurance policies have expired, the Company would be obligated to pay such benefit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2005

TAYLOR CAPITAL GROUP, INC.

By:	/s/ DANIEL C. STEVENS
Daniel C. Stevens
Chief Financial Officer